UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Symetra Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 28, 2015, Symetra Financial Corporation filed a Current Report on Form 8-K, which contained the following information:

Introduction

As previously announced, on August 11, 2015, Symetra Financial Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) among the Company, Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”), and SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo (“Merger Sub” and, together with Sumitomo, the “Sumitomo Parties”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Sumitomo (the “merger”). On September 30, 2015, the Company filed a definitive proxy statement (the “definitive proxy statement”) in connection with the merger, which the Company mailed to its stockholders on or about October 2, 2015. The Company is making this filing in connection with its entrance into a memorandum of understanding (the “MOU”) regarding the settlement of certain litigation arising out of the announcement of the Company’s entrance into the merger agreement.

As disclosed on page 66 of the definitive proxy statement, on August 20, 2015, a purported stockholder of the Company (“Plaintiff”) filed a class action complaint (the “Complaint”) against the Company, each of the members of the board of directors of the Company (the “Board”) and each of the Sumitomo Parties (together, the “Defendants”) in the Superior Court of Washington, King County (the “Washington Court”), purportedly on behalf of certain stockholders of the Company. The Complaint alleges that the members of the Board breached their fiduciary duties in connection with their approval of the merger agreement. It further challenges the decision of the Board to adopt a forum selection bylaw designating the state and federal courts in the State of Delaware for the resolution of intracorporate disputes. Finally, the Complaint alleges that the Sumitomo Parties aided and abetted the alleged breaches of fiduciary duties. Plaintiff asks the Washington Court to (i) declare that the lawsuit can be maintained as a class action, (ii) declare that the merger is unfair, unjust and inequitable to Plaintiff and the other members of Plaintiff’s class, (iii) enjoin the Defendants from taking any steps necessary to accomplish the merger at an inequitable and unfair price, (iv) in the event that the merger occurs, rescind the merger or award rescissory damages, (v) direct the Defendants to account for the damages sustained, (vi) award Plaintiff costs and fees relating to the lawsuit and (vii) grant such other and further relief as the Washington Court may deem just and proper. On October 16, 2015, Plaintiff filed an amended complaint, which added a claim to the Complaint that the members of the Board of Directors breached their fiduciary duty of disclosure by filing a materially deficient preliminary proxy statement and added an additional request of relief to enjoin the Defendants from soliciting stockholder votes on the merger until such alleged material deficiencies are remedied, and a motion for preliminary injunction, which sought to enjoin the Special Meeting of Stockholders from taking place.  The Company and the Board believe these claims are without merit and have been filed in an improper forum, in violation of the Company’s forum selection bylaw.

On October 28, 2015, counsel for the Company, the Board and the Sumitomo Parties entered into the MOU with counsel for Plaintiff, pursuant to which the Company has agreed to make the disclosures concerning the merger set forth below. In accordance with the terms of the MOU, the Plaintiff has agreed to stay the proceeding in the Washington Court and to withdraw its request for a preliminary injunction. In addition, the MOU contemplates that, subject to the completion of confirmatory discovery by Plaintiff’s counsel, the parties will enter into a stipulation of settlement. The stipulation of settlement contemplated by the parties will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Washington Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the Washington Court, it will resolve and release all claims that were or could have been brought in any actions challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith, pursuant to terms that will be disclosed to the Company’s stockholders prior to the Washington Court’s final approval of the settlement. In connection with the settlement, subject to the ultimate determination of the Washington Court, Plaintiff’s counsel may receive an award of fees in an amount not to exceed $275,000 and be reimbursed for expenses of up to $15,000.  This payment will not affect the amount of the consideration to be received by any Company stockholder in the merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, or that the Washington Court will approve the settlement even if the parties were to enter into such stipulation. The MOU may be rendered null and void, if, among other reasons, (i) the Washington Court fails to enter a final order and judgment approving the settlement, or (ii) the merger agreement is terminated by the parties thereto or the merger is not consummated for any reason.

The Defendants each have denied, and continue to deny, all of the allegations of wrongful or actionable conduct asserted in the Complaint, and the Board vigorously maintains that it diligently and scrupulously complied with its fiduciary duties, that the definitive proxy statement is complete and accurate in all material respects and that no further disclosure is required under applicable law. The Defendants are entering into the MOU and the contemplated settlement solely to eliminate the cost, burden, distraction and expense of having to defend this litigation further. Nothing in the MOU, any settlement agreement or any public filing, including this Current Report on Form 8-K, is or shall be deemed to be an admission of the legal necessity of filing or the materiality under any applicable law of any of the additional information contained herein or in any public filing associated with the proposed settlement of the Complaint.

Supplemental Disclosures

Solely in connection with the contemplated settlement, the Company has agreed to make the following supplemental disclosures to the definitive proxy statement. The following information should be read in conjunction with the definitive proxy statement, which should be read in its entirety. All page references in the information below are to pages in the definitive proxy statement, and all capitalized terms used below shall have the meanings set forth in the definitive proxy statement.

(1)	Supplement to “The Merger—Background of the Merger”

The following disclosure supplements and is to be inserted after the first sentence of the eighth paragraph under the heading “Background of the Merger” on page 29 of the definitive proxy statement.

The confidentiality agreement with Party A does not contain “don’t ask don’t waive” standstill provisions that would prevent Party A from making a superior proposal to the Board.

The following disclosure supplements and is to be inserted after the first sentence of the ninth paragraph under the heading “Background of the Merger” on page 29 of the definitive proxy statement.

The confidentiality agreement with Party B does not contain “don’t ask don’t waive” standstill provisions that would prevent Party B from making a superior proposal to the Board.

The following disclosure supplements and is to be inserted after the last sentence of the twelfth paragraph under the heading “Background of the Merger” on page 30 of the definitive proxy statement.

Party A is permitted to make a private offer to the Board. Pursuant to the terms of the standstill restrictions contained in its confidentiality agreement, Party A may not, unless requested in writing by the Board, (a) acquire, publicly offer or propose or seek to acquire, Common Stock (other than ordinary course investments not to exceed 5% of the outstanding Common Stock) or any assets or property of Symetra, (b) make, encourage or participate in any solicitation of proxies, (c) demand a copy of Symetra’s stock ledger list or other of Symetra’s books and records, (d) make any public announcement or proposal regarding a merger or other extraordinary transaction involving Symetra, (e) otherwise seek to control or influence the management, Board or policies of Symetra, (f) make any public proposal or statement of inquiry in violation of the foregoing, (g) advise, assist or encourage or direct any person to do any of the foregoing, (h) take any action that would reasonably be expected to require Symetra to make a public announcement regarding the possibility of a transaction involving Symetra or (i) enter into any discussions, negotiations, arrangements or understandings with any unaffiliated party with respect to the securities of Symetra or any of the foregoing.

(2)	Supplement to “Opinion of Morgan Stanley & Co. LLC—Financial Analysis”

The following disclosure supplements and is to be inserted after the first sentence of the first paragraph under the heading “Comparable Company Analysis” on page 44 of the definitive proxy statement.

Morgan Stanley selected comparable companies that are similar publicly-traded U.S.-based life insurance companies, based on Morgan Stanley’s professional judgment and experience.

The following disclosure supplements and is to be inserted after the first sentence of the first paragraph under the heading “Precedent Transactions Analysis” on page 46 of the definitive proxy statement.

The precedent transactions were selected from acquisitions of U.S.-based life insurance companies by strategic buyers, based on Morgan Stanley’s professional judgment and experience.

The following disclosure supplements and is to be inserted after the second sentence of the first paragraph under the heading “Precedent Transactions Analysis” on page 46 of the definitive proxy statement.

The length of time between certain of the precedent transactions is primarily due to the relative sparsity of transactions meeting the precedent transactions criteria.

The following disclosure replaces the last sentence of the first paragraph, the table and the entire second paragraph under the heading “Precedent Transactions Analysis” on pages 46-47 of the definitive proxy statement.

For each transaction listed below, Morgan Stanley calculated the (i) ratio of stock price to estimated Adjusted Operating EPS based on the per share consideration paid in the transaction and the target company's estimated Adjusted Operating EPS for the calendar year in which each transaction was announced, or Forward P/E Ratio, and (ii) P/BV Ratio, based on the per share consideration paid in the transaction and the target company's most recently reported adjusted book value per share prior to the announcement of the transaction.  The transactions reviewed, the month and year each transaction was announced, the Forward P/E Ratios and the P/BV Ratios were as follows:

Date Announced	Target	Acquiror	Forward P/E Ratio	P/BV Ratio
July 2015	StanCorp Financial Group, Inc.	Meiji Yasuda Life Insurance Company	20.7x	2.24x
June 2014	Protective Life Corporation	The Dai-ichi Life Insurance Company	14.4x	1.68x
March 2014	Wilton Re Holdings Limited	Canada Pension Plan Investment Board	10.2x(1)	1.31x
July 2006	AmerUs Group Co.	Aviva plc	13.7x	1.74x
October 2005	Jefferson-Pilot Corporation	Lincoln National Corporation	13.5x	2.24x
January 2005	Travelers Life & Annuity	MetLife, Inc.	11.0x(2)	1.54x(2)
September 2003	John Hancock Financial Services, Inc.	Manulife Financial Corporation	12.1x	1.67x

(1)
The stated purchase price of $1.8 billion reflects accrued earnings through an eight month closing period.  The assumed 2014 return on equity for the target of 12% (or $165 million of adjusted operating earnings) implies an adjusted purchase price (based on the target’s December 31, 2013 balance sheet) of $1.7 billion.  The Forward P/E Ratio reflects the same assumption of a 2014 return on equity for the target of 12% (or $165 million of adjusted operating earnings).

(2)
The stated purchase price of $11.5 billion was adjusted for the estimated $1.0 billion value of the acquirer’s Section 338(h)(10) election and a pro forma debt to total capital leverage of 25% on $7.5 billion of adjusted shareholder’s equity (excluding accumulated other comprehensive income). The normalized unlevered 2004 earnings were adjusted using an assumed 5% pre-tax cost of debt and an assumed operating income growth rate.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Sumitomo. In connection with the proposed acquisition, the Company filed a definitive proxy statement with the United States Securities and Exchange Commission (the “SEC”) on September 30, 2015, and intends to file other relevant materials with the SEC. The definitive proxy statement was mailed to stockholders of the Company on or about October 2, 2015.  Stockholders of the Company are urged to read the definitive proxy statement and all other relevant documents filed or to be filed with the SEC carefully and in their entirety because they contain or will contain important information about the proposed transaction, the parties to the proposed transaction and other related matters. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company at investors.symetra.com or by directing a request to the Company at karin.vanvleet@symetra.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction that is described in the definitive proxy statement. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2015, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 26, 2015 and amended on April 22, 2015. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the definitive proxy statement relating to the proposed transaction that the Company filed with the SEC on September 30, 2015 and other materials filed by the Company with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approvals, the ability to obtain the Company’s stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers, and any related impact on integration and anticipated synergies; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” and “Forward-Looking Statements” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

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